Exhibit 3.4

Form of Certificate of Incorporation oF Nicholas Financial, Inc.

CERTIFICATE OF INCORPORATION
OF
NICHOLAS FINANCIAL, INC.

I, the undersigned, for the purposes of incorporating and organizing a corporation under the Delaware General Corporation Law (the “DGCL”), do execute this Certificate of Incorporation and do hereby certify as follows:

Article I

The name of the corporation is Nicholas Financial, Inc. (the “Corporation”).

Article II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The registered agent at such address is The Corporation Trust Co.

Article III

The nature of the business and purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Article IV

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 55,000,000 shares, consisting solely of: 50,000,000 shares of common stock, no par value per share (the “Common Stock”); and 5,000,000 shares of preferred stock, no par value per share (the “Preferred Stock”).

Upon the effectiveness of the certificate of corporate domestication of Nicholas Financial, Inc., a British Columbia, Canada corporation, and this certificate of incorporation (the “Effective Time”), (i) each common share, no par value per share, of Nicholas Financial, Inc., a British Columbia corporation, issued and outstanding immediately prior to the Effective Time will for all purposes be deemed to be one issued and outstanding, fully paid and nonassessable share of Common Stock, without any action required on the part of the Corporation or the holders thereof. Any stock certificate that, immediately prior to the Effective Time, represented shares of common stock of Nicholas Financial, Inc., a British Columbia corporation, will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the same number of shares of the Common Stock.

The following is a statement of the powers, designations, preferences, relative rights, qualifications, limitations, and restrictions in respect of each class of capital stock of the Corporation.

A. COMMON STOCK.

1. General. The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights of the holders of Preferred Stock.

2. Voting. The holders Common Stock are entitled to one vote for each share held as of the record date for each meeting of stockholders on all matters submitted to the stockholders of the Corporation for vote. There shall be no cumulative voting.

3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the board of directors of the Corporation (the “Board of Directors”) and subject to any preferential dividend rights of any then outstanding shares of Preferred Stock.

B. PREFERRED STOCK.

Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the powers, rights, preferences, qualifications, restrictions, and limitations granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

C. GENERAL.

The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding stock of the Corporation entitled to vote.

Article V

The name and mailing address of the incorporator are as follows:

Anthony D. Scioli
Kutak Rock LLP
1650 Farnam Street
Omaha, Nebraska 68102

Article VI

No director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Article VI shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transactions from which the director derived an improper personal benefit. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. No amendment to or repeal of this Article VI shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

Article VII

Any action required or permitted to be taken by the stockholders of the Corporation may be taken only at a duly called annual or special meeting of the stockholders, or by the written consent of stockholders.

Article VIII

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter and repeal the bylaws of the Corporation.

Article IX

The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware. The Board of Directors of the Corporation shall be composed of not less than five (5) nor more than eleven (11) directors, the specific number to be set by resolution of the board or the stockholders. The names of the persons who are to serve as the initial directors of the Corporation until the annual meeting of stockholders of the Corporation following the filing of this certificate of incorporation, or until his or her successor is duly elected and qualified, are: Jeffrey C. Royal, Mark Hutchins, Adam K. Peterson, Jeremy Q. Zhu and Brendan Keating. The mailing address of such persons is c/o Nicholas Financial, Inc., 26133 US Hwy 19 North, Suite 300 Clearwater, Florida 33763.

The effective time of this certificate of incorporation shall be [DATE], 2023.

The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is his act and deed on this [DATE] day of [MONTH], 2023.

Anthony D. Scioli, Incorporator